Exhibit 99.1

AITX Retains National PR Firm as Market Awareness Accelerates

Company Aligns Communications Strategy with Growing Industry and Investor Interest

Detroit, Michigan, January 13, 2026 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCID:AITX), a global leader in AI-driven security and productivity solutions, today announced that it has engaged a national public relations firm to expand awareness of the Company across the media, financial markets, and investor community. The engagement is intended to elevate understanding of AITX’s business model, technology leadership, and long term growth strategy as the Company enters its next phase of market visibility.

The decision follows a period of expanding operational scale, increased market relevance, and growing interest in the Company’s autonomous security and AI driven solutions. As AITX continues to execute on its business plan, management believes the Company has reached a point where broader and more consistent visibility across national media and financial platforms is both appropriate and necessary. The selected firm brings a demonstrated ability to place client narratives in widely followed business and financial outlets, helping companies translate operational progress into clear market understanding.

“We believe the Company has reached a point where broader and more consistent exposure is warranted,” said Doug Clemons, Chief Marketing Officer of AITX. “This engagement is about ensuring that the progress we are making operationally and strategically is clearly understood across the mainstream media, financial markets, and the investor community as we continue to execute our long-term objectives.”

The engagement provides AITX access to a national and international media network with deep experience placing corporate and financial narratives in widely followed business publications. Through a disciplined, data informed communications approach, the Company expects initial outreach and media activity to begin in the near term, quickly broadening awareness of AITX among financial and industry audiences. Management believes this effort will help accelerate recognition of the Company’s progress as it advances its growth strategy.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

1https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization’s internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association’s (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD’s Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD’s ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

For purposes of the Company’s disclosures, “Artificial Intelligence” refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company’s business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company’s primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company’s Board of Directors oversees the Company’s deployment of Artificial Intelligence.

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Doug Clemons

248-270-8273

doug.c@radsecurity.com